AMENDMENT No. 8 dated as of April 1, 2001, to the
                    Pooling and Servicing Agreement dated as of June 1, 1993, between PROVIDIAN NATIONAL BANK (formerly known as First Deposit National Bank), a national banking association, as Seller and Servicer, and BANKERS TRUST COMPANY, a New York banking corporation, as Trustee.

          WHEREAS the Seller, the Servicer and the Trustee are parties to the Pooling and Servicing Agreement dated as of June 1, 1993, as amended by AMENDMENT No. 1 dated as of May 1, 1994, AMENDMENT No. 2 dated as of June 1, 1995, AMENDMENT No. 3 dated as of March 1, 1997, AMENDMENT No. 4 dated as of June 1, 1998, AMENDMENT No. 5 dated as of August 1, 1998, AMENDMENT No. 6 dated as of February 1, 2000, AMENDMENT No. 7 dated as of March 1, 2000,and as supplemented by SUPPLEMENTAL AGREEMENT No. 1 dated as of January 1, 1998 (as so amended and supplemented, the "Agreement"); and

          WHEREAS the Seller, the Servicer and the Trustee now wish to amend the Agreement as set forth herein;

          NOW, THEREFORE, the Seller, the Servicer and the Trustee hereby agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

          SECTION 1.01. Defined Terms Not Defined Herein. All capitalized terms used herein that are not defined herein shall have the meaning ascribed to them in the Agreement.

                                   ARTICLE II

                             AMENDMENTS TO AGREEMENT

          SECTION 2.01. Amendment to Section 2.01 of the Agreement. Section 2.01 of the Agreement is amended by adding the following paragraph at the end of
Section 2.01:

          The parties hereto intend that each transfer of Receivables and other property pursuant to this Agreement or any Assignment constitutes a sale, and not a secured borrowing, for accounting purposes. If, and to the extent that, notwithstanding such intent the transfer pursuant to this Section
     2.01 is not deemed to be a sale, the applicable Seller shall be deemed hereunder to have granted and does hereby grant to the Trustee, on behalf of the Trust and for the benefit of the Certificateholders, a security interest in all of its right, title and interest, whether now owned or hereafter acquired, in, to and under all of the Trust Assets, and this Agreement constitutes a security agreement under applicable law.

          SECTION 2.02. Amendment to Section 2.02 of the Agreement. Section 2.02 of the Agreement is amended by changing the caption thereof to "Acceptance by Trustee; Permitted Trust Activities" and adding the following paragraph at the end of Section 2.02:

          (e) The purpose of the Trust is to engage in the following activities:

               (i) to accept, acquire and hold, for the benefit of the Certificateholders or any other owners of beneficial interests in the Trust or its assets, (a) Trust Assets and all proceeds thereof,
          (b) Participation Interests and Series Enhancement, (c) servicing rights with respect to financial assets it holds, and (d) passive derivative financial instruments that pertain to beneficial interests issued or sold to Investor Certificateholders of one or more Series (excluding any Investor Certificates issued or sold to the Sellers or any Affiliate or agent of the Sellers), and passive derivative financial instruments replacing any such instrument that has expired or as to which the obligor has defaulted or been downgraded, provided that all such assets held by the Trust do not involve the Trustee in the making of decisions other than those inherent in servicing or administering the Trust;

               (ii) to issue Series of Investor Certificates and to issue the Sellers' Interest, Supplemental Interests and other beneficial interests in the Trust and its assets from time to time pursuant to this Agreement and related Supplements;

               (iii) to service, administer, collect, protect, invest and distribute the assets of the Trust and the proceeds thereof;

               (iv) to make distributions and payments to Investor Certificateholders, to the holders of the Sellers' Interest and any Supplemental Interests, to providers of Series Enhancement and derivative financial instruments and to other owners of beneficial interests in the Trust;

               (v) to service or provide for the servicing of the assets of the Trust and to pay Servicing Fees as provided in this Agreement and the related Supplements, to pay Trustee's fees and expenses and other fees and expenses as provided in this Agreement and the related Supplements and other agreements entered into in connection with the servicing, administration and operation of the Trust and the assets of the Trust;

               (vi) to transfer, assign and otherwise convey any portion of the Trust Assets released from the Trust; and

               (vii) to engage in those activities, including entering into, executing, delivering and performing agreements, certificates, instruments, reports, notices, filings and other documents described in this Agreement and the related Supplements or that are necessary, suitable or convenient to accomplish the foregoing or are incidental to the foregoing or are connected therewith.

     The Trust shall not engage in any activity other than in connection with the foregoing or other than as required or authorized by the terms of this Agreement and the related Supplements and other related agreements, certificates, instruments and documents.

          SECTION 2.03. Amendment to Section 2.09 of the Agreement. Section 2.09 of the Agreement is amended by deleting the word "and" after paragraph (e) thereof, replacing the period at the end of paragraph (f) thereof with a semicolon, and adding the following paragraph immediately after paragraph (f) thereof:

          (g) Subject to the exceptions set forth in Section 2.09(h), (i) no more than one Removal Date shall occur in any Monthly Period and (ii) for each Removal Date, the Accounts to be designated as Removed Accounts shall be selected at random by the Seller and the Removed Accounts shall not, as of the Removal Notice Date, contain Principal Receivables which in the aggregate exceed an amount equal to the excess, if any, of the Sellers' Participation Amount over the Required Sellers' Participation Amount; and

          (h) The following Accounts may be removed on any day and shall not be subject to the limitations described in Section 2.09(g):

               (i) any Accounts that contain Defaulted Receivables;

               (ii) any Accounts described in the proviso of Section 2.09(d); or

               (iii) any Accounts originated or acquired under an affinity, private label, agent bank, co-branding or other arrangement with a third party, which has been cancelled by such third party or which has expired without renewal and which by its terms permits the third party to purchase the Accounts or Receivables subject to such arrangement, upon such cancellation or non-renewal.

          SECTION 2.04. Amendments to Section 4.02 of the Agreement. (a) The proviso in the third paragraph of Section 4.02 of the Agreement is deleted, and inserted in its place is the following:

     ; provided, however, that the Trustee shall sell, liquidate or dispose of an Eligible Investment before its maturity, if so directed by the Servicer, if a default by, or a downgrade of, the obligor of such Eligible Investment has occurred.

          (b) The first proviso in the fifth paragraph of Section 4.02 of the Agreement is deleted, and inserted in its place is the following:

     ; provided, however, that the Trustee shall sell, liquidate or dispose of an Eligible Investment before its maturity, if so directed by the Servicer, if a default by, or a downgrade of, the obligor of such Eligible Investment has occurred.

          SECTION 2.05. Amendment to Section 9.02(a) of the Agreement.
Section 9.02(a) of the Agreement is amended to read in its entirety as follows:

               SECTION 9.02. Additional Rights upon the Occurrence of Certain Events. (a)If an Insolvency Event occurs with respect to any of the Sellers or any of the Sellers violates Section 2.07(c) for any reason, the Sellers shall on the day any such Insolvency Event or violation occurs (the "Appointment Date"), immediately cease to transfer Principal Receivables to the Trust and shall promptly give notice to the Trustee thereof. Notwithstanding any cessation of the transfer to the Trust of additional Principal Receivables, Principal Receivables transferred to the Trust prior to the occurrence of such Insolvency Event and Collections in respect of such Principal Receivables and Finance Charge Receivables whenever created, accrued in respect of such Principal Receivables, shall continue to be a part of the Trust. Within 15 days after receipt of such notice by the Trustee of the occurrence of such Insolvency Event or violation of Section 2.07(c), the Trustee shall (i) publish a notice in an Authorized Newspaper that an Insolvency Event or violation has occurred and that the Trustee intends to sell, dispose of or otherwise liquidate the Receivables and (ii) give notice to Investor Certificateholders and each Series Enhancer entitled thereto pursuant to the relevant Supplement describing the provisions of this Section and requesting instructions from such Holders. Unless the Trustee shall have received instructions within 90 days from the date notice pursuant to clause (i) above is first published from (x) Holders of Investor Certificates evidencing more than 50% of the aggregate unpaid principal amount of each Series or, with respect to any Series with two or more Classes, of each Class, to the effect that such Investor Certificateholders disapprove of the liquidation of the Receivables and wish to continue having Principal Receivables transferred to the Trust as before such Insolvency Event or violation, (y) to the extent provided in the relevant Supplement, any Series Enhancer with respect to such Series, and (z) each of the Sellers (other than the Seller that is the subject of such Insolvency Event or violation), including any Additional Seller, any Holder of a Supplemental Interest and any permitted assignee or successor under Section 7.02, to such effect, the Trustee shall promptly sell, dispose of or otherwise liquidate the Receivables by the solicitation of competitive bids and on terms equivalent to the best purchase offer as determined by the Trustee. The Sellers and Affiliates and agents of the Sellers shall not be entitled to participate as a bidder in such sale of the Receivables. The Trustee may obtain a prior determination from any such conservator, receiver or liquidator that the terms and manner of any proposed sale, disposition or liquidation are commercially reasonable. The provisions of Sections 9.01 and 9.02 shall not be deemed to be mutually exclusive.

          SECTION 2.06. Amendment to Section 13.01(a) of the Agreement. Section 13.01(a) of the Agreement is amended by adding the following proviso at the end of Section 13.01(a):

     ; provided, however, that notwithstanding the fact that clauses (i) and
     (ii) of this Section 13.01(a) would otherwise apply, any amendment that materially changes the permitted activities of the Trust described in
     Section 2.02(e) shall require the consent of the Holders of Investor Certificates evidencing more than 50% of the aggregate unpaid principal amount of the Investor Certificates of all outstanding Series, but such consent shall not be required if such amendment changing the permitted activities of the Trust is (a) administrative in nature, (b) entered into for the purpose of preserving the intended sales treatment under generally accepted accounting principles, or the intended treatment for tax purposes, of transactions under this Agreement, or (c) in response to regulatory or legal changes.

          SECTION 2.07. Amendment to Section 13.02(c) of the Agreement. Section 13.02(c) of the Agreement is amended by adding the following proviso at the end of Section 13.02(c):

     ; provided, however, that each Seller and the Servicer may maintain offices outside the United States that engage in servicing activities with respect to the Receivables (other than receiving, processing or maintaining Collections outside the United States), so long as the information necessary to perfect or to continue the perfection of the Trust's security interest in the Receivables and the proceeds thereof, including the account number, the aggregate amount outstanding in such Account and the aggregate amount of Principal Receivables outstanding in such Account, is also maintained in its servicing records located in the United States.

          SECTION 2.08. Amendment to Exhibit B of the Agreement. Section 3(d) of Exhibit B to the Agreement is amended to read in its entirety as follows:

          (d) The parties hereto intend that each transfer of Receivables and other property pursuant to this Assignment constitutes a sale, and not a secured borrowing, for accounting purposes, and that, to the extent that the foregoing conveyance is not deemed to be a sale, each of the Participating Sellers hereby grants to the Trustee a security interest in all of its right, title and interest in and to the Receivables now existing and hereafter created in the Additional Accounts designated by such Participating Seller, all monies due to or to become due and all amounts received with respect thereto and all proceeds (including "proceeds" as defined in the UCC) thereof. This Assignment constitutes a security agreement under applicable law.

                                   ARTICLE III

                                  MISCELLANEOUS

          SECTION 3.01. Ratification of Agreement. As amended by this Amendment, the Agreement is in all respects ratified and confirmed and the Agreement as amended by this Amendment shall be read, taken and construed as one and the same instrument.

          SECTION 3.02. Amendment. The Agreement may be amended from time to time only if the conditions set forth in Section 13.01 of the Agreement are satisfied.

          SECTION 3.03. Counterparts. This Amendment may be executed in two or more counterparts, and by different parties on separate counterparts, each of which shall be an original, but all of which shall constitute one and the same instrument.

          SECTION 3.04. GOVERNING LAW. THIS AMENDMENT SHALL BE CONSTRUED
IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REFERENCE TO ITS CONFLICT OF LAW PROVISIONS, AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.

          IN WITNESS WHEREOF, the Seller, the Servicer and the Trustee have caused this Amendment to be duly executed by their respective officers as of the day and year first above written.

                                              PROVIDIAN NATIONAL BANK,
                                              Seller and Servicer,


                                              By: /s/ Michael K. Riley
                                                  -----------------------------
                                                 Name: Michael K. Riley
                                                 Title: Vice President

                                              BANKERS TRUST COMPANY,
                                              Trustee,


                                              By: /s/ Peter Becker
                                                  -----------------------------
                                                 Name: Peter Becker
                                                 Title: Assistant Vice President